EXHIBIT 7.2

                                PROXY AGREEMENT

          For good and valuable consideration, and as contemplated by Section 5 of that Agreement to Purchase Stock made as of January 6, 1998 between Kevin A. Alward of 182 Powell Road, Allendale, New Jersey 07401 ("Alward"), and Gold & Appel Transfer, S.A., a British Virgin Islands corporation ("G&A"), in respect of 69,000 shares of common stock, par value $0.05 per share, of Total-Tel USA Communications, Inc., a Delaware corporation (the "Company"), which 69,000 shares (the "Shares") Alward owns, beneficially or of record, and has agreed to sell to G&A in October 1998 under the above-mentioned Agreement to Purchase Stock (the "Agreement"), Alward hereby constitutes and appoints G&A as the sole and exclusive and true and lawful agent, attorney-in-fact and proxy of Alward, with full power of substitution and resubstitution, to vote or direct the voting of the Shares, at any and all annual or special meetings of the holders of the Company's common stock, and otherwise to act in respect of the Shares by written consent in lieu of a meeting of stockholders, even while the Shares remain registered in Alward's name, as fully as Alward could vote and act, on any election of directors of the Company and on any other matters submitted to the stockholders, whether or not required by applicable law, including, without limitation, mergers, consolidations, asset sales and amendments to the Company's certificate of incorporation, and to exercise all of Alward's rights in respect of the Shares to call a meeting of the Company's stockholders to consider any of the foregoing or any other matter, all until the earlier of (a) G&A's payment of the full purchase price for the Shares under the Agreement and (b) the date of termination of such Agreement pursuant to Section 3 thereof (the "Termination Date").

          Alward also hereby agrees (a) to execute such additional documents and to take such additional actions as G&A may request to effectuate or further secure and protect the rights of G&A under the foregoing proxy (the "Proxy");
(b) that the Proxy is coupled with an interest in the Shares and in the Company, and shall be irrevocable until the Termination Date; (c) that Alward will cause the record owner of the Shares, if different from himself, to vote such Shares in conformity with the purpose of this Proxy; (d) that if any additional common stock or other capital stock of the Company is distributed



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in respect of the Shares, whether as a dividend or otherwise, such capital stock shall automatically become subject to this Proxy and deemed to be "Shares" for all purposes hereof; (e) the term "Company" for all purposes hereof and of all rights of G&A hereunder shall mean, in addition to Total-Tel Communications, Inc., any corporation or corporation's successor to it, and if such succession occurs, the successor corporation's capital stock received by Alward in respect of the Shares shall automatically be subject to this Proxy and deemed to be "Shares" for all purposes hereof; (f) that G&A's rights hereunder are unique and that G&A will not have adequate remedies at law for Alward's failure to perform his obligations hereunder and, as a result, G&A shall have the right to specific performance and equitable injunctive relief for the enforcement of such obligations; (g) [clause deleted by the parties hereto]; and (h) that this Proxy shall be governed by the laws of the State of Delaware.

Dated: February 24, 1998               /s/ Kevin A. Alward
                                       -------------------------------
                                       Kevin A. Alward

Accepted as of the date first written above:

Gold & Appel Transfer, S.A.

By:       /s/ Walt Anderson
          ------------------------------------
          Walt Anderson, as Attorney-in-Fact



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